Exhibit 99.1 Press Release Issued September 12, 2007

Chaparral Steel Company Stockholders Approve Merger With Gerdau Ameristeel Corporation

MIDLOTHIAN, Texas, Sept. 12/PRNewswire - FirstCall/ - - Chaparral Steel Company (Nasdaq: CHAP) announced that its stockholders at a special meeting held in Dallas, Texas today adopted the merger agreement under which Chaparral is to be acquired by Gerdau Ameristeel Corporation. Approximately 99.7% of the shares voted were cast in favor of the merger. The number of shares voted in favor of the merger represented approximately 75% of the total shares outstanding and entitled to vote at the meeting.

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Tommy Valenta, President and CEO of Chaparral Steel, commented: "We are pleased to announce that our stockholders have approved the proposed merger with Gerdau Ameristeel. I am excited because this was a decision made by our stockholders and they voted overwhelmingly in favor of the transaction. Our stockholders clearly share our belief that the merger creates significant value and a bright future for the company and for the exceptional people who have participated in our success."

Chaparral also announced that it expects the merger will be consummated on Friday, September 14, 2007.

About Chaparral

Chaparral Steel Company, headquartered in Midlothian, Texas, is the second largest producer of structural steel beams in North America. Chaparral is also a supplier of steel bar products. In addition, Chaparral is a leading North American recycling company. Additional information may be found on Chaparral's web site at http://www.chapusa.com.

For further information contact Cary D. Baetz at (972) 779-1032.

Certain statements contained in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. In addition to those noted in the statements themselves, any number of factors could affect actual results, including, without limitation, the highly competitive nature of the global steel industry and the availability of competitive substitute materials; the cyclical nature of the steel industry and the industries served by Chaparral and economic conditions in North America and worldwide steel imports and trade regulations; the substantial capital investment and maintenance expenditures required in Chaparral's business; unexpected equipment failures, transportation disruptions or production curtailments or shutdowns; increases in the cost of steel scrap, energy and other raw materials; the cost of compliance with environmental laws and regulations; costs relative to competitors who have sought bankruptcy protection; the deviation of actual results from estimates made in the preparation of Chaparral's financial statements; the loss of key employees, and the effects of the consolidation of the steel industry.

Any forward-looking statements in this press release are based on current information as of the date of this press release and Chaparral undertakes any obligation to update any forward-looking statements to reflect new information or future developments or events, except as required by law.